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                                                                      EXHIBIT 11

                       CONSENT OF INDEPENDENT ACCOUNTANTS


  We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 14, 1995, relating to the financial statements and financial highlights of each of the eight funds comprising the Harbor Fund appearing in the October 31, 1995 Annual Report to Shareholders of the Harbor Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants and Financial Statements" in the Statement of Additional Information.


[SIG.]

PRICE WATERHOUSE LLP
Boston, Massachusetts

December 22, 1995